CODE OF ETHICS
WITH RESPECT TO SECURITIES TRANSACTIONS OF ACCESS PERSONS OF
RIVERWATER PARTNERS, LLC

January 2024

A copy of this Code of Ethics is maintained in the Shared Drive and is accessible to each Supervised Person of Riverwater Partners, LLC for reference. The Code of Ethics is the property of Riverwater Partners, LLC and its contents are confidential.

TABLE OF CONTENTS

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I.INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") requires federally registered investment advisers to establish, maintain and enforce written codes of ethics that include, among other matters, standards of business conduct required of "supervised persons," provisions requiring supervised persons to comply with applicable federal securities laws, provisions requiring "access persons" to report their personal securities transactions and holdings and obtain approval before they acquire beneficial ownership of any security in an initial public offering or private placement. This Code has been adopted by the Firm and is intended to comply with Advisers Act Rule 204A-1.
This Code is intended to provide guidance to Access Persons of the Firm in the conduct of their personal investments to eliminate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of advisory clients of the Firm. A copy of this Code is available upon request to advisory clients of the Firm.
Your receipt of this Code for your review and signature means that you are a person to whom the Code applies. You are required to acknowledge in writing that you have received a copy of this Code initially, annually, as well as any amendments to the Code.
If you have any questions concerning this Code, please contact the Chief Compliance Officer.
II.DEFINITIONS.

A.Access Person. "Access Person" means (1) any Advisory Person of the Firm, and (2) any Supervised Person who has access to non-public information regarding any Clients' purchase or sale of Securities or non-public information regarding the portfolio holdings of any client or who is involved in making Securities recommendations to Clients, or has access to such recommendations that are non-public. All officers, directors and employees of the Firm are considered Access Persons. The Chief Compliance Officer will maintain a list of all Access Persons and inform anyone that is required to comply. Interns will generally not be deemed Access Persons. The CCO will ensure the interns have limited access.

B.Adviser. The "Firm" means Riverwater Partners, LLC

C.Advisory Person. "Advisory Person" means any director, officer, general partner or employee of the Firm (1) who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by or on behalf of a client, or (2) whose

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functions relate to the making of any recommendations with respect to such purchases or sales. In the event that any individual or company is in a control relationship with the Firm, the term "Advisory Person" includes such individual company, or any employee of such a company to the same extent as an employee of the Firm.
D.Automatic Investment Plan. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.
E.Beneficial Ownership. "Beneficial Ownership" has the same meaning as used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the term applies to both debt and equity Securities and is defined to mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. "Beneficial ownership" includes accounts of an Immediate Family Member (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships sharing the same household as the Access Persons. A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate. Any questions as to whether an Access Persons has beneficial ownership should be discussed with the Chief Compliance Officer.
F.Being Considered for Purchase or Sale. A Security is "being considered for purchase or sale" when a recommendation to purchase or sell such Security has been made and communicated by an Advisory Person, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

G.Client. "Client" means any investment advisory client of the Firm.

H.Chief Compliance Officer. "Chief Compliance Officer" means the Chief Compliance Officer as well as any designee appointed by such person.
I.Control. "Control" means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company.
J.Covered Security. "Covered Security" means any Security, except such term shall not include shares of U.S. registered open-end investment companies,

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direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper or, high quality short-term debt instruments, including repurchase agreements.
K.Federal Securities Laws. "Federal Securities Laws" means the Securities Act of 1933, Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted by the SEC or the Department of the Treasury.

L.Initial Public Offering. "Initial Public Offering" means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.
M.Portfolio Managers. Persons who make decisions as to the purchase or sale of portfolio Securities of a client. The Chief Compliance Officer maintains a list of the Firm’s Portfolio Managers.
N.Private Placement. "Private Placement" means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereto or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.
O.Security. "Security" has the same meaning as in Section 2(a)(36) of the 1940 Act.
P.Supervised Persons. "Supervised Persons" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.
III.STATEMENT OF GENERAL PRINCIPLES

The following general fiduciary principles shall govern the conduct and personal investment activities of all Access Persons and Supervised Persons.
Each Access Person and Supervised Persons shall act with integrity, competence and dignity, shall adhere to the highest ethical standards and shall:
A.Recognize that the Firm has fiduciary duties to all Clients, which involves a duty at all times to deal fairly with, and act in the best interests of all Clients,

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including the duty to use reasonable care and independent professional judgment and to make full and fair disclosure of all material facts;
B.At all times, place the interests of Clients before his or her personal interests;

C.Comply with the applicable Federal Securities Laws;

D.Conduct all personal Securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility;
E.Not take any inappropriate advantage of his position with or on behalf of any Client; and
F.Report promptly any violations of this Code to the Chief Compliance Officer.

Access Persons and Supervised Persons should follow not only the letter of this Code, but also its spirit and their conduct and transactions will be reviewed for this purpose.
IV.RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.Prior Clearance Requirements. Access Persons must obtain prior clearance from the Chief Compliance Officer or Chief Investment Officer prior to the purchase or sale of the following: a Covered Security over a principal amount of $25,000; a Covered Security below $2 billion in market cap in any amount; an Initial Public Offerings in any amount; and/or Private Placements in any amount. Although reportable, any purchase or sale in ETF’s do not require prior approval. No such person may approve their own trades. When requesting prior clearance, each Access Person should be aware that:
1.All requests for prior clearance must be submitted through Argus. The Chief Compliance Officer and Chief Investment Officer will receive notification and either approve or deny through Argus.
The Chief Compliance Officer or Chief Investment Officer must approve all requests. Another Officer of the Firm must preclear the personal transaction requests made by the Chief Compliance Officer or Chief Investment Officer.
2.Prior clearance of a securities transaction is effective for three business days from and including the date clearance is granted.

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Argus will retain a record of the approval of, and rationale supporting, any direct or indirect acquisition by an Access Person of a beneficial interest in Covered Securities.

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B.Purchases and Sales Involving a Client Account. Access Persons, once the purchase has been pre-cleared and approved, may buy or sell securities for themselves that they also recommend to clients, which presents a potential conflict of interest. To mitigate this conflict, where a transaction for an Access Person is contemplated, a client’s transaction is given priority and processed first. However, in those instances where we believe it is appropriate to “block” (combine) several similar orders for multiple clients into one order to obtain an average price, an Access Persons order may be included in that block order with the same average price. The block order must in all cases be initiated to meet the objectives of the client within the block without consideration given to a related person being a participant in the block.

C.Short-Term Trading Profits. Short-term trading by Access Persons in accounts as to which they have any beneficial ownership shall be looked upon with disfavor. All sales and purchases (or purchases and sales) of the same or equivalent Covered Securities within 30 calendar days by an Access Person shall be reported to Chief Compliance Officer.
D.Service as a Director. No Access Person shall serve on a board of directors of a publicly traded company, absent prior written authorization by the Board of Directors of the Firm (as the case may be), based upon a determination that such service would be consistent with the interests of the Firm’s Clients.
If board service of an Access Person is authorized by the Board of Directors of the Firm, such Access Person shall be isolated from the investment making decisions for the Clients with respect to the company of which he is a director. Additional controls will be considered, if deemed necessary, to reduce the risk of trading on insider information.
E.Confidentiality. No Access Person shall reveal to any other person (except in the normal course of his duties on behalf of the Firm any information regarding Securities transactions made, or being considered, by or on behalf of any Client.
V.EXEMPT TRANSACTIONS

The prohibitions described in Section IV.A and B above shall not apply to:

A.Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not in fact influence or control purchase or sale transactions;

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B.Purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transaction;
C.Purchases that are part of an issuer's automatic dividend reinvestment plan; and
D.Purchases or sales that are made pursuant to an Automatic Investment Plan;

E.Transactions involving digital assets (including but not limited to cryptocurrencies, tokens, or non-fungible tokens [NFTs]) that are not classified as securities under federal securities laws. Access Persons must contact the Chief Compliance Officer if there is any uncertainty as to whether a digital asset constitutes a security.
F.

VI.REPORTING REQUIREMENTS OF ACCESS PERSONS

A.Initial Holdings Report. Every Access Person shall complete, sign and submit through Argus an Initial Holdings Report no later than 10 days after becoming an Access Person. The Access Person must set up data feeds or upload statements to Argus for all accounts in which they have beneficial ownership. The Initial Holdings Report and data feeds shall include the following information:
1.The title and type, exchange ticker symbol, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
2.The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
3.The date on which the report is submitted by the Access Person.

If a data feed cannot be established through Argus, the Access Person must upload statements directly to Argus using their tools.
B.Quarterly Transaction Reports. Every Access Person shall complete, sign and submit a Quarterly Transaction Report through Argus which discloses information with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction, acquires, any direct or indirect beneficial ownership in the Covered Security. The Quarterly Transaction Report shall be submitted no later than 45 days after the end of

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each calendar quarter, whether or not the Access Person opened any account or engaged in any transactions for the quarter. For any transaction in a Covered Security during the quarter in which the Access Person had any direct or indirect beneficial ownership, the Quarterly Transaction Report and data feeds or statement upload shall contain the following information:
1.The date of the transaction, the title and type, exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date (if applicable), the number of shares and the principal amount of the Covered Security involved;
2.The nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;
3.The price at which the transaction was effected;

4.The name of the broker, dealer, or bank with or through whom the transaction was effected; and
5.The date that the report is submitted by the Access Person.

If there are no transactions, Access Persons must still complete the Quarterly Transaction Report through Argus to confirm this fact.
C.Annual Holdings Reports. Every Access Person shall complete, sign and submit through Argus an Annual Holdings Report no later than 45 days following the end of the calendar year. The Annual Holdings Report and data feeds or uploads shall contain the following information:
1.The title and type, exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each security in which the Access Person has any direct or indirect beneficial interest;
2.The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the benefit of the Access Person as of the date when that person became an Access Person; and
3.The date when the Access Person submitted the report.

D.Notice of Account Openings. Each Access Person must set up a data feed for any new account within 10 days of the account opening. If a data feed cannot be established the Access Person must upload a statement to Argus. The establishment of new accounts shall be attested to in the Quarterly Transactions Report.

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E.Potential Conflicts of Interest. Every Access Person shall immediately report to the Chief Compliance Officer any factors of which the Access Person is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Access Person's transactions and Securities held or to be acquired by a Client.
F.Notification of Reporting Obligation. All Access Persons having a duty to file Quarterly Reports and Initial and Annual Holdings Report hereunder shall be informed of such duty by the Chief Compliance Officer and shall be provided with a copy of this Code. Once informed of the duty to file a Quarterly Report and Initial and Annual Holdings Report, an Access Person has a continuing obligation to file such report through Argus, in a timely manner, whether or not the Access Person had any new information to report for the period.

VII.COMPLIANCE MONITORING

The Chief Compliance Officer shall review all Quarterly Reports, Initial and Annual Holdings Reports, confirmations, and other materials provided to her regarding personal transactions in Securities by Access Persons to ascertain compliance with the provisions of this Code. The Chief Compliance Officer shall institute any procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. The Chief Compliance Officer shall maintain a list of the names of persons responsible for reviewing those reports. Upon discovery of a violation of this Code, it shall be the responsibility of the Chief Compliance Officer to report such violation to the management of the Firm. Another officer of the Firm will review the Chief Compliance Officer’s reports. Another Officer will review the Quarterly Reports, Initial and Annual Holdings Reports, confirmations, and other materials supplied through Argus for the Chief Compliance Officer and Chief Investment Officer.

VIII.RECORDS RETENTION

The Firm shall maintain records in the manner and to the extent set forth below, as required by Rule 204-2 under the Advisers Act:
A.Retention of Copy of Statement. A copy of this Code, and any versions that were in effect within the past five years shall be preserved in an easily accessible place;
B.Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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C.Copy of Forms and Reports. A copy of each Request for Personal Trading Authorization Form, Quarterly Report, Initial Holdings Report Annual Holdings Report, and Notice of Account Opening prepared and filed by an Access Person pursuant to this Code shall be preserved by the Chief Compliance Officer for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;
D.Written Acknowledgements. A record of all written acknowledgments of receipt of this Code from each person who is, or within the past five years was, an Access Person or Supervised Person shall be preserved in an early accessible place;
E.List of Access Persons. A list of all persons who are, or within the past five years of business were, Access Persons shall be maintained in an easily accessible place;
F.Record of Approvals. A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in a Private Placement, and any other purchases or sales of Covered Securities by Access Persons shall be maintained in an easily accessible place for at least five years following the end of the fiscal year in which the approval is granted; and
G.Sites of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code shall be kept at the offices of the Adviser.

IX.CONFIDENTIAL TREATMENT

All reports and other records required to be filed or maintained under this Code shall be treated as confidential, except to the extent required by law.
X.VIOLATIONS OF THIS CODE

All violations of the Code must immediately be reported to the Chief Compliance Officer. There will be no retaliation against any employee for reporting violations. Violations of this Code may result in the imposition of sanctions or the taking of such remedial steps as the Firm may deem appropriate, including, but not limited to, unwinding the transaction or, if impractical, disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment. No director or officer of the Firm shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.
In addition, the Firm may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

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XI.WRITTEN ACKNOWLEDGEMENTS

Each Access Person and Supervised Person shall receive a copy of this Code when they become an Access Person or Supervised Person, annually and any amendments thereto, and each Access Person and Supervised Person shall submit a written acknowledgement of receipt of this Code and any amendment thereto through Argus.
XII.INTERPRETATION OF PROVISIONS

Management of the Firm may, from time to time, adopt such interpretations of this Code as such Board or management deems appropriate.

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